Exhibit 99.1

SUPERVALU Reports First Quarter Fiscal 2011 Earnings

MINNEAPOLIS--(BUSINESS WIRE)--July 27, 2010--SUPERVALU INC. (NYSE: SVU) today reported first quarter fiscal 2011 net sales of $11.5 billion and net earnings of $67 million, or $0.31 per diluted share. When adjusted for $25 million in net after-tax charges, or $0.12 per diluted share, primarily related to retail market exits in Connecticut and Cincinnati and the impact of the labor dispute at Shaw’s, first quarter net earnings were $92 million, or $0.43 per diluted share. Craig Herkert, SUPERVALU’s chief executive officer and president said, “While we are putting in place the right programs to best serve our customers, we are disappointed with our first quarter sales performance. We continue to control our margins well and take costs out of the business and are pleased to reaffirm our full-year earnings guidance before one-time items.”

In the first quarter of fiscal 2010, the company reported net sales of $12.7 billion and net earnings of $113 million, or $0.53 per diluted share, including after-tax costs related to store closures of $3 million, or $0.02 per diluted share.

First Quarter Results

First quarter retail food net sales were $9.0 billion compared to $9.9 billion last year, a decrease of 9.6 percent, primarily reflecting the impact of identical store sales of negative 7.2 percent and previously announced market exits. Excluding Shaw’s, which was impacted by a labor dispute during the quarter, identical store sales were negative 6.5 percent. The identical store sales performance resulted primarily from a challenging economic environment and heightened competitive activity. Retail square footage decreased 6.1 percent from the first quarter of fiscal 2010. Excluding the impact of market exits and store closures, total retail square footage increased 0.8 percent compared to the first quarter of fiscal 2010.

First quarter supply chain services net sales were $2.6 billion compared to $2.8 billion last year, a decrease of 7.9 percent, primarily reflecting Target’s transition to self-distribution.

Retail food net sales in the first quarter of fiscal 2011 represented 77.5 percent of net sales compared to 77.9 percent last year. Supply chain services net sales in the first quarter of fiscal 2011 represented 22.5 percent of net sales compared to 22.1 percent last year.

Gross profit margin in the first quarter was $2.6 billion, or 22.5 percent of net sales, compared to $2.8 billion or 22.4 percent last year. The increase in gross margin as a percent of net sales primarily reflects more effective promotional spending partially offset by investments in price.

Selling and administrative expenses in the first quarter was $2.3 billion, or 19.9 percent of net sales, compared to $2.5 billion, or 19.6 percent last year. The increase in selling and administrative expenses as a percent of net sales was primarily the result of reduced sales leverage that more than offset the savings achieved from ongoing cost reduction initiatives.

Reported operating earnings for the first quarter were $301 million, or 2.6 percent of net sales, compared to $362 million, or 2.8 percent last year. Retail food operating earnings were $251 million, or 2.8 percent of net sales, which included $21 million in net pre-tax charges primarily related to retail market exits in Connecticut and Cincinnati, as well as the impact of the labor dispute at Shaw’s. When adjusting for these items, retail food operating earnings were $272 million, or 3.0 percent of net sales. Last year’s retail food operating earnings were $311 million, or 3.1 percent of net sales. Supply chain services operating earnings were $79 million, or 3.0 percent of sales, compared to $82 million, or 2.9 percent of sales last year.

Net interest expense for the first quarter was $174 million compared to $177 million last year primarily reflecting reduced borrowing levels. The company remains in compliance with all debt covenants.

SUPERVALU’s income tax expense was $60 million, or 47.5 percent of pre-tax income, in the first quarter compared to $72 million, or 38.7 percent of pre-tax income in last year’s first quarter. The current year includes $12 million of tax expense, reflecting the impact of non-deductible goodwill related to retail market exits in Connecticut and Cincinnati.

Total debt to capital was 72 percent at quarter end compared to 73 percent at fiscal 2010 year-end. This ratio is calculated as total debt, including current and long-term debt and obligations under capital leases, divided by the sum of total debt and total stockholders’ equity.

Diluted weighted-average shares outstanding for the first quarter were 213 million shares compared to 212 million shares last year. As of June 19, 2010, SUPERVALU had 212 million shares outstanding.

First quarter net cash flows from operating activities were $337 million compared to $492 million in the prior year, primarily reflecting changes in working capital, as well as reduced net earnings. First quarter net cash flows used in investing activities were $83 million compared to $223 million last year, reflecting higher proceeds from asset sales and lower capital spending in the current year. First quarter capital spending was $173 million, including approximately $0.7 million in capital leases, compared to $238 million last year, including approximately $0.1 million in capital leases. Capital spending in the first quarter primarily reflects store remodeling activity and technology expenditures. During the quarter, the company completed 19 major remodels and 3 minor remodels. Net cash flows used in financing activities were $267 million in the first quarter compared to $234 million last year.

Fiscal 2011 Guidance

Fiscal 2011 net earnings on a GAAP basis are now expected to be in the range of $1.61 to $1.81, which has been revised to reflect our current estimate of the impact of non-GAAP adjustments for the previously announced market exits and including the labor dispute at Shaw’s. Guidance on a non-GAAP basis remains $1.75 to $1.95. Identical store sales, excluding fuel, are now projected to be approximately negative 5 percent for the year.

Reconciliation of GAAP to Non-GAAP(1)	Fiscal 2011 Updated Guidance	Fiscal 2011 Previous Guidance
GAAP diluted net earnings per share	$1.61 to $1.81	$1.65 to $1.85
Non-GAAP adjustments:
Retail market exits in Connecticut and Cincinnati	$0.07	$0.10
Impact of labor dispute at Shaw’s	$0.07
Non-GAAP adjusted diluted net earnings per share(1)	$1.75 to $1.95	$1.75 to $1.95

(1) Comparison of GAAP to Non-GAAP Financial Measures

Non-GAAP financial measurements in this release are provided to assist in understanding the impact of certain one-time costs. We believe that adjusting for certain one-time costs will assist investors in making an evaluation of our performance. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

SUPERVALU’s fiscal 2011 guidance includes the following assumptions:

  Net sales for the 52-week fiscal year are estimated to be approximately $38 billion;
  Identical store sales, excluding fuel, are projected to decline approximately 5 percent;
  Sales in the traditional food distribution business are expected to decline approximately 3 percent, primarily reflecting the final transition of the Target Corporation volume to self distribution and the acquisition of Ukrop’s by a competitor;
  Consumer spending will continue to be pressured by the economy;
  Fiscal 2011 will include approximately $0.14 per diluted share in charges primarily related to the completion of retail market exits in Connecticut and Cincinnati and the impact of a labor dispute at Shaw’s, which was resolved in July;
  The effective tax rate is estimated to be approximately 38.4 percent;
  Weighted-average diluted shares are estimated to be approximately 213 million;
  Capital spending is projected to be approximately $700 million, including 60 to 75 major store remodels, 30 to 40 minor remodels, 2 replacement stores, and approximately 100 hard-discount stores, including licensed locations; and
  Debt reduction is estimated to be approximately $600 million.

A conference call to review the first quarter results is scheduled for today at 9:00 a.m. (CDT). A live Web cast of the call will be available at http://investor.supervalu.com. An archive of the call is accessible via telephone by dialing (706) 645-9291 with passcode 86941825 and through the company’s Web site at www.supervalu.com. The conference call archive will be available through August 10, 2010.

About SUPERVALU INC.

SUPERVALU INC. is one of the largest companies in the U.S. grocery channel with estimated annual sales of $38 billion. SUPERVALU serves customers across the United States through a network of approximately 4,270 stores composed of approximately 1,160 traditional retail stores, including 820 in-store pharmacies; 1,190 hard-discount stores, of which 870 are operated by licensee owners; and 1,920 independent stores serviced primarily by the company’s traditional food distribution business. SUPERVALU has approximately 154,000 employees. For more information about SUPERVALU visit www.supervalu.com.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Except for the historical and factual information contained herein, the matters set forth in this news release, particularly those pertaining to SUPERVALU’s expectations, guidance, or future operating results, and other statements identified by words such as "estimates," "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the impact of economic conditions, strategic initiatives, competition, food and drug safety issues, liquidity, labor relations issues, escalating costs of providing employee benefits, regulatory matters, self-insurance, legal and administrative proceedings, information technology, severe weather, natural disasters and adverse climate changes, the continuing review of goodwill and other intangible assets, accounting matters and other risk factors relating to our business or industry as detailed from time to time in SUPERVALU's reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, SUPERVALU undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Fiscal Quarter Ended		Fiscal Quarter Ended
	June 19, 2010		June 20, 2009
(In millions, except per share data)	(16 weeks)	% of net sales	(16 weeks)	% of net sales

Net sales	$11,545	100.0%	$12,715	100.0%
Cost of sales	8,948	77.5%	9,868	77.6%
Gross profit	2,597	22.5%	2,847	22.4%

Selling and administrative expenses	2,296	19.9%	2,485	19.6%
Operating earnings	301	2.6%	362	2.8%

Interest expense, net	174	1.5%	177	1.4%
Earnings before income taxes	127	1.1%	185	1.5%
Income tax provision	60	0.5%	72	0.6%

Net earnings	$67	0.6%	$113	0.9%

Net earnings per share
Basic	$0.31		$0.53
Diluted	$0.31		$0.53
Weighted average number of shares outstanding
Basic	212		212
Diluted	213		212

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED SEGMENT FINANCIAL INFORMATION
(Unaudited)

	Fiscal Quarter Ended	Fiscal Quarter Ended
	June 19, 2010	June 20, 2009
(In millions)	(16 weeks)	(16 weeks)

Net sales
Retail food	$8,951	$9,900
% of total	77.5%	77.9%
Supply chain services	2,594	2,815
% of total	22.5%	22.1%
Total net sales	$11,545	$12,715
	100.0%	100.0%

Operating earnings
Retail food (1)	$251	$311
% of sales	2.8%	3.1%
Supply chain services	79	82
% of sales	3.0%	2.9%
Corporate (2)	(29)	(31)
Total operating earnings	301	362
% of sales	2.6%	2.8%
Interest expense, net	174	177
Earnings before income taxes	127	185
Income tax provision	60	72
Net earnings	$67	$113

LIFO charge	$11	$18

Depreciation and amortization
Retail food	$265	$272
Supply chain services	23	25
Total	$288	$297

(1) Retail food operating earnings for the first quarter ended June 19, 2010 included charges of $21 for retail market exits and the impact of the labor dispute at Shaw's.

(2) Corporate operating earnings for the first quarter ended June 20, 2009 included charges of $5 related to store closures announced in the fourth quarter ended February 28, 2009.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 19,	February 27,
(In millions)	2010	2010
	(Unaudited)
ASSETS

Current assets
Cash and cash equivalents	$198	$211
Receivables, net	805	814
Inventories	2,329	2,342
Other current assets	174	344

Total current assets	3,506	3,711

Property, plant and equipment, net	6,902	7,026

Goodwill	3,700	3,698

Intangible assets, net	1,476	1,493

Other assets	539	508

Total assets	$16,123	$16,436

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$2,713	$2,775
Current maturities of long-term debt and capital lease obligations	679	613
Other current liabilities	723	779

Total current liabilities	4,115	4,167

Long-term debt and capital lease obligations	6,720	7,022

Other liabilities	2,341	2,360

Total stockholders' equity	2,947	2,887

Total liabilities and stockholders’ equity	$16,123	$16,436

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Fiscal Year-to-	Fiscal Year-to-
	Date Ended	Date Ended
	June 19, 2010	June 20, 2009
(In millions)	(16 weeks)	(16 weeks)

Cash flows from operating activities
Net earnings	$67	$113
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	288	297
LIFO charge	11	18
Asset impairment and other charges	21	5
Gain on sale of assets	(9)	(2)
Deferred income taxes	7	(5)
Stock-based compensation	5	13
Other	8	9
Changes in operating assets and liabilities	(61)	44
Net cash provided by operating activities	337	492
Cash flows from investing activities
Proceeds from sale of assets	79	10
Purchases of property, plant and equipment	(173)	(238)
Other	11	5
Net cash used in investing activities	(83)	(223)
Cash flows from financing activities
Proceeds from issuance of long-term debt	15	948
Payment of long-term debt and capital lease obligations	(241)	(1,106)
Dividends paid	(37)	(73)
Other	(4)	(3)
Net cash used in financing activities	(267)	(234)
Net (decrease) increase in cash and cash equivalents	(13)	35
Cash and cash equivalents at beginning of year	211	240
Cash and cash equivalents at the end of period	$198	$275

CONTACT:
SUPERVALU INC.
Investors and Financial Media:
Kenneth Levy, 952-828-4540
kenneth.b.levy@supervalu.com
or
Steve Bloomquist, 952-828-4144
steven.j.bloomquist@supervalu.com